Exhibit 10.1

SETTLEMENT AGREEMENT

February 15, 2026

[_____________]

[_____________]

[_____________]

This Paid in Full & Final Settlement Agreement (“Agreement”) is entered into as of February 15, 2026 (“Effective Date”), by and between I-ON Digital Corp, a Delaware corporation (“Company”), and [__________] (“Noteholder”), in full and final settlement, satisfaction, and discharge of all obligations arising under the Loan Subscription Agreement and related Promissory Note originally dated [__________], as amended (collectively, the “Note”, attached).

1.	Background and Settlement Purpose

(1)	The Noteholder entered into the Note with the Company for an original principal amount of [__________] dollars ($_____), including agreed interest and bonus components, as amended, by the group, on [__________] and letter to auditor on March 22, 2025.

(2)	The parties desire to fully, finally, and irrevocably settle all obligations, claims, and liabilities arising from or related to the Note, and to document that such obligations are paid in full upon execution of this Agreement.

2.	Settlement Consideration (Satisfied Upon Execution)

(1)	As of the Effective Date, the Noteholder acknowledges receipt or irrevocable entitlement to the following settlement consideration (the “Settlement Consideration”):

a)	ION.au Allocation and Independent Conversion Election

-	Full allocation of [__________]ION.au tokens previously pledged as collateral has been delivered to the Noteholder.

-	The Noteholder has independently elected, based solely upon their own assessment, analysis, and risk tolerance, to convert such ION.au tokens into pmUSD and to deploy the resulting pmUSD into liquidity wallets within RAAC’s decentralized finance ecosystem for the purpose of seeking yield generation.

-	The Noteholder acknowledges that such conversion and deployment are voluntary, are subject to applicable platform rules, smart contract protocols, liquidity availability, and prevailing market conditions, and that the Company does not guarantee yield, performance, liquidity, or return of capital.

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b)	Confirmation of Share Issuance and Delivery

-	Confirmation that [__________] duly authorized and validly issued common shares of I-ON Digital Corp (OTCQB: IONI) have been fully issued, distributed, and electronically transferred into the Noteholder’s account at the Company’s transfer agent of record, Transfer Online, Inc. Such shares are reflected as held of record in the Noteholder’s Transfer Online account as of [__________], as evidenced by the attached holdings statement from Transfer Online confirming the Noteholder’s holdings on that date. The parties acknowledge and agree that delivery and settlement of such shares is complete.

(2)	Upon execution of this Agreement, the Settlement Consideration shall constitute complete and sufficient consideration, and all obligations of the Company under the Note shall be deemed fully satisfied, discharged, and extinguished, without condition or further performance.

3.	Post-Execution Activities Are Discretionary and Additive Only

(1)	Any actions taken by the Company after the Effective Date, including but not limited to facilitating conversions, coordinating with third-party platforms, or providing administrative or technical assistance, are:

●	Voluntary, discretionary, and non-obligatory;

●	Provided solely as additional accommodation or value-add to the Noteholder; and

●	Not consideration for, nor an extension, modification, revival, or continuation of any obligation settled by this Agreement.

(2)	No post-execution activity shall be construed to:

●	Amend this Agreement;

●	Create any new duty, guarantee, or performance obligation;

●	Serve as a basis for damages, rescission, or equitable relief.

4.	Conversion Mechanics and Liquidity (Acknowledged as Market-Dependent)

(1)	The Noteholder has elected to convert the allocated IONau into pmUSD. The conversion value shall be calculated by multiplying the total number of IONau being converted by the published LBMA spot price of gold in U.S. Dollars as quoted on the date and at the time of execution of this Agreement. The resulting pmUSD amount shall reflect the full product of such calculation and shall be processed in accordance with applicable platform rules, smart contract protocols, and third-party operational procedures.

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(2)	The Company agrees only to reasonably facilitate notice to platform administrators upon written instruction and does not control, guarantee, or warrant execution timing, liquidity, yield, pricing, or availability.

(3)	Converted assets shall become eligible for liquidation beginning on the six (6) month anniversary of the conversion date, at which time up to twenty-five percent (25%) of the total converted assets may be withdrawn. Thereafter, an additional twenty-five percent (25%) may be liquidated every six (6) months, subject to market conditions, platform constraints, liquidity availability, and applicable protocol governance.

5.	Market Risk and No Yield Guarantee

(1)	The Noteholder expressly acknowledges and agrees that:

●	Digital assets, tokenized instruments, and yield-bearing strategies are subject to significant market volatility, regulatory changes, liquidity constraints, and technological risks;

●	No yield, return, liquidity event, or market value is guaranteed, whether express or implied;

●	Market conditions over the agreed two-year holding period may materially and adversely impact performance, valuation, or exit timing.

(2)	The Noteholder assumes all market, pricing, and liquidity risk associated with the Settlement Consideration received and waives any claim against the Company arising from market performance or lack thereof.

6.	Rule 144 Cooperation (Administrative Only)

(1)	The Company agrees to reasonably cooperate with Noteholder’s counsel and its transfer agent to provide customary documentation required for Rule 144 processing.

(2)	Such cooperation is administrative in nature only and shall not be construed as guaranteeing legend removal, timing, marketability, or liquidity.

7.	Release and Discharge

(1)	Effective upon execution of this Agreement, the Noteholder:

●	Releases and forever discharges the Company and its affiliates from all claims, demands, causes of action, or liabilities, known or unknown, arising from or related to the Note, the Settlement Consideration, or any related instruments.

(2)	This release applies regardless of future market performance of any asset received.

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8.	No Further Recourse

(1)	Following execution, the Noteholder shall have no further recourse against the Company relating to the Note, settlement assets, or post-execution market outcomes.

9.	Mutual Intent and Finality

(1)	This Agreement represents the entire agreement of the parties with respect to the subject matter and supersedes all prior discussions or understandings.

(2)	The parties acknowledge that this Agreement is intended to be final, binding, and non-appealable, evidencing that the Note has been paid in full.

(3)	Any pending claims or actions relating to the Note shall be dismissed with prejudice upon execution of this Agreement

10.	Execution

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

I-ON DIGITAL CORP.	[__________]:

By:	By:
Kenneth Park	Full Legal Name:
Director and Chief Marketing Officer	Title (if entity):
Date:	Date:

©2025 I-ON Digital Corp. All Rights Reserved	4	Confidential. Not Intended for 3rd Party Distribution